Stock Agreement

This Stock Agreement (the “Agreement”), dated as of December 15, 2017, confirms our understanding with respect to the issuance of Common Stock of Liberated Syndication Inc. (the “Company”) to Douglas Polinsky (the “Director”) with respect to the matters set forth herein.

The Board of Directors has awarded 200,000 shares of the Company’s common stock (the “Stock”), subject to certain milestones and forfeiture clauses, to the Director. In an effort to incentivize the Directors, the Board of Directors has set forth the following milestones and forfeiture clauses for these shares of stock.

1. $5.00 per share

When the Company obtains an average of $5.00 per share closing price (adjusted for stock splits) for any 10 consecutive trading days, the Director will retain 50% of the stock (100,000 shares), if obtained within 30 months.

2. $7.00 per share

When the Company obtains an average of $7.00 per share closing price (adjusted for stock splits) for any 10 consecutive trading days, the Director will retain 50% of the stock (100,000 shares), if obtained within 36 months.

The effect of this grant on the market cap of the Company will NOT be taken into consideration in attaining the milestone goals for the stock agreement dated April 13, 2017 between Douglas Polinsky and Liberated Syndication Inc.

ACCEPTED AND AGREED TO:

Douglas Polinsky

By:___________________________________________________

Name: Douglas Polinsky

Liberated Syndication Inc.

By:_____________________________________________________

Name: Chris Spencer

Title: Chairman of the Board of Directors